EXHIBIT 10.(b)

[Letterhead of Sutherland Asbill & Brennan LLP]

MARY JANE WILSON-BILIK

DIRECT LINE: 202.383.0660

Internet: mj.wilson-bilik@sutherland.com

April 30, 2010

VIA EDGARLINK

Board of Directors

Kemper Investors Life Insurance Company

15375 SE 30th Place, Suite 310

Bellevue, WA 98007

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information for the Scudder DestinationsSM Annuity filed as part of Post-Effective Amendment No. 21 to the registration statement on Form N-4 for the KILICO Variable Annuity Separate Account (File Nos. 333-22375; 811-3199). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
Sutherland Asbill & Brennan LLP

/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik